                                                                      EXHIBIT 21

                                  SUBSIDIARIES



                                        JURISDICTION OF
     SUBSIDIARY                         INCORPORATION                % OWNERSHIP
     ----------                         -------------                -----------

Thermo BioAnalysis Limited              England                         100%
Thermo BioAnalysis S.A.                 France                          100%
DYNEX Technologies Inc.                 Virginia                        100%
DYNEX Technologies (Asia) Inc.          Delaware                        100%
DYNEX Deutschland GmbH                  Germany                         100%
DYNEX Technollgies sro                  Czech Republic                  100%
DYNEX Technologies (Guernsey) Ltd.      Guernsey                        100%
Thermo Fast UK Limited                  England                         100%